EXHIBIT 1. (3) (c)
                               Commission Schedule

Generally, total combined compensation we will pay on the Policy for all distribution levels will not exceed the rates shown in the chart below. Compensation may include commission on premiums, plus, in some instances, an Asset Based Administrative Fee for providing on-going service. Compensation may be up to a total of 7% of premiums.

                                                                Annual
    Policy              Up to           In excess of         Asset Based
      Year              TP+RS              TP+RS             Service Fee
      ----              -----              -----             -----------
       1                105%                 4%                  .25%
      2-7                4%                  4%                  .25%
      8-9                1%                  1%                  .25%
     10-14               1%                  1%                  .25%
     15-18               1%                  1%                  .25%
      19+                1%                  1%                  .25%


TP = Target Premium
RS = Riders and Substandard Adjustments